EXHIBIT 10.61

REAL PROPERTY PURCHASE AGREEMENT

THIS REAL PROPERTY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date (as this term is defined in Paragraph 13(k), below), by and between WKL INVESTMENTS AIRPORT, LLC, an Oregon limited liability company (“Seller”) and AVI BIOPHARMA, INC., an Oregon corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Purchaser agrees to purchase from Seller, and Seller agrees to transfer, sell, assign, deliver and convey to Purchaser, on the terms and conditions set forth in this Agreement (a) Seller’s interest as lessee in that certain lease agreement identified on Exhibit “A” attached hereto (the “Lease”) whereby Seller is leasing that certain parcel of real property commonly known as 1749 SW Airport Avenue, Corvallis, Oregon 97330 and more particularly described on Exhibit “B” attached hereto (the “Land”), (b) Seller’s interest in any and all buildings, fixtures and other improvements situated on the Land (the “Improvements”), (c) all service contracts, licenses, authorizations, permits, certificates, warranties, plans, specifications and studies related thereto, if any (the “Intangibles”). The Improvements include all equipment and machinery considered to be part of the building systems for the Improvements, including, but not limited to, any gas heaters, central ventilating, air conditioning and air filtration, heating, lighting, electrical and plumbing equipment, and related electrical panels and conduits. The Land, Improvements and Intangibles are hereinafter sometimes referred to, collectively, as the “Property.”

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are all hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1.                                       Purchase Price. Seller shall sell and transfer the Property to Purchaser and Purchaser shall purchase the Property from Seller for the sum of THREE MILLION THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,300,000.00) (hereinafter sometimes referred to as the “Purchase Price”), payable as follows:

(a)                                  Within two (2) business days (calendar days, exclusive of Saturdays, Sundays and legal holidays in the State of Oregon), Purchaser shall deposit with Chicago Title Insurance Company, 888 SW Fifth Avenue, Suite 930, Portland, Oregon 97204, Attention: Jennifer Lyke (the “Title Company”), an earnest money deposit of TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) (the “Deposit”), which Deposit shall be held by the Title Company in an interest bearing escrow account and released or disbursed . pursuant to the terms of this Agreement, and credited against the Purchase Price if the Closing (as defined in Paragraph 5 below) occurs. Any interest which accrues on the Deposit shall be part of the Deposit.

(b)                                 In the event that Purchaser has not terminated this Agreement on or before March 15,2007, Purchaser shall deliver to the Title Company an additional earnest money deposit of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00), which shall be considered part of the Deposit hereunder. At Closing, the Deposit shall be delivered by the Title Company to Seller.

(c)                                  At Closing, Purchaser shall deliver to Seller the balance of the Purchase Price of TWO MILLION NINE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($2,950,000.00) in the manner described below:

(i)                                     SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($750,000.00) in shares of freely tradable and listed on the NASDAQ Global Market common stock of Purchaser with a par value $.0001 per share (the “Common Stock”), which Common Stock has been registered in a shelf offering registration on a Form S-3 registration statement declared effective by the Securities and Exchange Commission (“SEC”) and currently in effect (SEC No. 333-109015). The number of shares of Common Stock delivered to Seller at Closing shall be determined by dividing Seven Hundred Fifty Thousand and 00/1 00 Dollars ($750,000.00) by the average daily closing share price of the Common Stock, as reported by the NASDAQ Global Market for the ten (10) consecutive trading days ending three (3) trading days prior to the date of Closing, rounded to the nearest whole share.

(ii)                                  Assumption of two (2) loans secured by the Property in the projected aggregate principal amount of approximately TWO MILLION ONE HUNDRED NINETY SIX THOUSAND TWO HUNDRED EIGHT AND 04/1 00 DOLLARS ($2,196,208.04) as of the date of Closing, owed by Seller to Cowlitz Bank (“Lender”) and identified as Loan Numbers 4102983-USDA 54-51 and 4106423-USDA 54-53 (the “Loans”).

(iii)                               THREE THOUSAND SEVEN HUNDRED NINETY ONE AND 96/100 DOLLARS ($3,791.96) in immediately available funds, or such other amount as is required to pay the balance of the Purchase Price when taking into account the actual principal balances of the Loans on the Closing Date, subject to adjustment for closing costs and prorations as provided herein.

2.                                       Access to Property.  Purchaser and its employees, agents, contractors, consultants and representatives (collectively, the “Authorized Parties”) shall at all reasonable times prior to Closing (as defined in Paragraph 5 below), and subject to reasonable advance notice to Seller, have the right, privilege and opportunity to enter upon the Land and the Improvements to investigate the physical and environmental condition of the Land and the Improvements. Seller shall have the right to accompany Purchaser and the Authorized Parties during their investigations on the Land and the Improvements. Purchaser agrees to promptly restore the Land and the Improvements to substantially the condition existing prior to entry thereon by Purchaser and/or the Authorized Parties. Purchaser also agrees to indemnify, defend and hold Seller, the Land and the Improvements harmless from and against any and all claims, liens, liabilities, costs and expenses (including reasonable attorney fees and costs) arising out of the activities of Purchaser and/or the Authorized Parties while on or related to the Property: Notwithstanding any language to the contrary contained in this Agreement, or language providing that this Agreement is “null and void” following a termination, this indemnity shall survive the Closing or termination of this Agreement.

3.                                       Purchaser’s Conditions Precedent.  Purchaser’s obligations hereunder are conditioned upon the satisfaction of each of the following conditions during the time periods specified below (any of which conditions may be waived by Purchaser upon giving notice thereof to Seller):

(a)                                  Seller, at its expense, has caused the Title Company to deliver to Purchaser a preliminary title report covering the Land and Improvements, including all documents identified as exceptions in the Title Report (collectively, the “Title Report”), and a Uniform Commercial Code search naming Seller and Electoglas, Inc. (the “UCC Search”). Purchaser shall notify Seller in writing (“Purchaser’s Title Objection Notice”) of any objections Purchaser may have to title exceptions contained in the Title Report or UCC Search prior to the expiration often (10) days following the Effective Date. Purchaser’s failure to deliver Purchaser’s Title Objection Notice on or before the expiration of the ten (10) day period referenced above shall be conclusively deemed Purchaser’s approval of the Title Report and the UCC Search. Seller shall have a period of seven (7) days after receipt of Purchaser’s Title Objection Notice in which to deliver written notice to Purchaser (“Seller’s Title Notice”) of Seller’s election to either (a) agree to remove the objectionable items at or prior to the Close of Escrow, or (b) decline to remove any such title exceptions and terminate this Agreement. The failure of Seller to issue a Seller’s Title Notice shall be deemed an election by Seller of subsection (b) immediately above. If Seller notifies Purchaser of its election not to remove such title exceptions and to terminate this Agreement rather than remove the objectionable items, or Seller fails to issue a Seller’s Title Notice, Purchaser shall have the right, by written notice delivered to Seller within five (5) days after Purchaser’s receipt of Seller’s Title Notice, or five (5) days after the seven (7) day period referenced above, to agree to accept the Property subject to the objectionable items, in which event Seller’s election to terminate this Agreement shall be of no effect, and Purchaser shall take title to the Property subject to such objectionable items. Absent such written notice to Seller from Purchaser, this Agreement shall terminate and the Deposit shall be promptly returned to Purchaser. Notwithstanding anything to the contrary contained herein, all recorded documents relating to the Loans shall be “Permitted Exceptions.” Any matters appearing in or on the Title Report, DCC Search or Survey (only if obtained by Purchaser) to which Purchaser does not object within the time frame set forth above or any title exceptions as to which Purchaser waives its objection in writing are referred to herein as “Permitted Exceptions.”

(b)                                 Purchaser shall have from the Effective Date through and including March 15, 2007 (such period being referred to herein as the “Investigation Period”) in which to investigate the physical and environmental condition of the Land and Improvements; the. availability and sufficiency of utilities servicing the Land and Improvements; the zoning, land use, building requirements and restrictions applicable to the Land and Improvements; and the desirability and feasibility of acquiring and utilizing the Property as contemplated by Purchaser. Seller agrees to cooperate, at no cost and expense to Seller, with Purchaser’s efforts to obtain any approvals required for Purchaser to operate its research and manufacturing business on the Land and Improvements including, but not limited to, executing any applications or other documents required to be signed by the Seller, as the lessee under the Lease. If Purchaser is dissatisfied with the results of its investigations (in Purchaser’s sole discretion), then Purchaser may terminate this Agreement by providing written notice thereof to Seller prior to the expiration of the Investigation Period, in which event this Agreement shall be null and void.

(c)                                  Before March 15,2007, Seller utilizing its good faith efforts to negotiate and deliver to Purchaser a valid and binding lease termination agreement (the “Lease Termination Agreement”) in respect to that certain Lease Agreement dated March 20, 2002 (as amended, the “Tenant Lease”), by and between Seller, as landlord and Electroglas, Inc. (“Electroglas”), as tenant. The Lease Termination Agreement shall, at a minimum, terminate the Tenant Lease (with the exception of any indemnities related to hazardous substances and other provisions intended to survive the expiration or termination of the Tenant Lease) prior to April 15, 2007~ require Electoglas to vacate and surrender the Land and Improvements prior to April 15, 2007 in the condition required by the terms of the Tenant Lease (except as otherwise reasonably approved in writing by Purchaser)~ require Electroglas to convey to Seller or Purchaser (at Seller’s election) all of its right, title and interest in and to the personal property described on Exhibit “c” attached hereto (the “Personal Property”), free and clear of all liens and encumbrances~ and permit Seller to assign its interest in the Tenant Lease and Lease Termination Agreement to Purchaser. If Seller has not delivered the Lease Termination Agreement to Purchaser by March 14, 2007, or if Purchaser is dissatisfied with the terms of the Lease Termination Agreement (in Purchaser’s reasonable discretion), then Purchaser may terminate this Agreement by providing written notice thereof to Seller on or before March 15,2007, in which event the Deposit shall be returned to Purchaser and this Agreement shall be null and void. In the event that Seller elects to transfer the Personal Property to Purchaser, such conveyance shall be without any warranty or representation of any kind, type or nature, and Purchaser shall accept such conveyance of the Personal Property “AS IS” and with all faults, in its then present condition. Electroglas has advised that it will transfer the “Forklift” to Seller or Purchaser for the sum of $4,000.00. Purchaser agrees that it will pay to Electroglas or Seller said sum in consideration of the transfer of the Forklift to Purchaser.

(d)                                 Before March 15,2007, Seller utilizing its good faith efforts to negotiate and deliver to Purchaser (i) a valid and binding commitment from the City of Corvallis (the “City’’) to consent to the assignment (the “Consent”) of the lessee’s interest in the Lease, in a form reasonably acceptable to Purchaser~ and (ii) a valid and binding estoppel certificate from the City in respect to the Ground Lease substantially in the form attached hereto as Exhibit “D” (the “Estoppel Certificate”). If Seller has not delivered the Consent and Estoppel Certificate to Purchaser by March 14,2007, or if Purchaser is dissatisfied with the terms of the Consent or Estoppel Certificate (in Purchaser’s reasonable discretion, provided that Purchaser may not object to the terms of the estoppel certificate actually delivered unless the terms materially differ from those contained on the Estoppel Certificate), then Purchaser may terminate this Agreement by providing written notice thereof to Seller on or before March 15,2007, in which event the Deposit shall be returned to Purchaser and this Agreement shall be null and void.

(e)                                  Before March 15,2007, Purchaser negotiating and obtaining a valid and binding commitment from Lender to permit Purchaser to assume the Loans at Closing without change to the financial terms thereof (i.e., principal amount, interest rate, amortization period and maturity date), with a loan assumption fee not to exceed one percent (1%) of the outstanding principal balance of the Loans, and otherwise containing terms and conditions acceptable to Purchaser in its sole discretion (the “Loan Commitment”). If Purchaser has not obtained the Loan Commitment, or if Purchaser is dissatisfied with the terms of the Loan Commitment (in Purchaser’s sole discretion), then Purchaser may terminate this Agreement by providing written notice thereof to Seller on or before March 15,2007, in which event the Deposit shall be returned to Purchaser and this Agreement shall be null and void.

(f)                                    The obligation of Purchaser under this Agreement to purchase the Property from Seller is subject to the satisfaction, as of Closing, of each of the following conditions:

(i)                                     The representations and warranties made by Seller in this Agreement shall be true, accurate and complete in all material respects as of the Closing Date.

(ii)                                  Seller performing all of the covenants and obligations required by this Agreement to be performed by Seller on or before the Closing Date.

(iii)                               Seller conveying its interest in the Property to Purchaser in accordance with the terms of this Agreement.

(iv)                              Seller delivering exclusive possession of the Land and Improvements to Purchaser at Closing in substantially the same condition as existed on the Effective Date, reasonable wear and tear excepted.

(v)                                 Seller executing and delivering all documents necessary for Purchaser to assume the Loans in accordance with the terms of the Loan Commitment and Loan Release; provided, Seller’s only obligation shall be to execute and deliver such documents, it being understood that it is the obligation of Purchaser to take all action necessary to assume the Loans and the preparation of the loan assumption documents.

(vi)                              City executing and delivering all documents necessary to consent to assignment of the Ground Lease to Purchaser in accordance with the terms of the Consent.

(vii)                           Lender executing and delivering all documents necessary for Purchaser to assume the Loans in accordance with the terms of the Loan Commitment.

If any of the conditions set forth in clauses (i) through (v) above are not satisfied on or before Closing and Purchaser fails to waive such conditions, then Purchaser may, at its election, by written notice to Seller (A) declare Seller to be in default under this Agreement, in which event the parties shall have the rights, benefits, obligations and liabilities described in Paragraph 12 below, or (B) extend the time for Closing hereunder for a period of time not to exceed thirty (30) days until all of these contingencies are satisfied and/or until Purchaser waives such contingencies, such waiver to occur, if at all, within the thirty (30) day period referenced above. If Purchaser elects to proceed pursuant to clause (B), Purchaser may still elect clause (A) subsequently, at any time, upon written notice to Seller.

If any of the conditions set forth in clauses (vi) and (vii) above are not satisfied on or before Closing through no fault of Purchaser, then this Agreement shall terminate, in which event the Deposit shall be returned to Purchaser and this Agreement shall be null and void.

4.                                       Seller’s Conditions Precedent. Seller’s obligation to convey the Property to Purchaser at Closing is conditioned upon the satisfaction of each of the following conditions during the time periods specified below (any of which conditions may be waived by Seller upon giving notice thereof to Purchaser):

(a)                                  On or before March 15,2007, (i) Seller utilizing its good faith efforts to negotiate and obtain a valid and binding commitment from the City to release Seller at Closing from its obligations under the Ground Lease from and after the date of Closing (the “Ground Lease Release”), on terms and conditions reasonably acceptable to Seller; (ii) Seller utilizing its good faith efforts to negotiate and obtain a valid and binding commitment from Lender to release Seller and all guarantors of the Loans at Closing from all obligations under all documents evidencing or securing the Loans (the “Loan Release”), on terms and conditions reasonably acceptable to Seller; and (iii) Seller obtaining the Lease Termination Agreement, on terms and conditions reasonably acceptable to Seller. If Seller has not obtained the Ground Lease Release, Loan Release and the Lease Termination Agreement, or if Seller is dissatisfied with the terms of the Ground Lease Release, Loan Release or Lease Termination Agreement (in Seller’s sole and absolute discretion), then Seller may terminate this Agreement by providing written notice thereof to Purchaser on or before March 15, 2007, in which event the Deposit shall be returned to Purchaser and this Agreement shall be null and void.

(b)                                 The obligation of Seller under this Agreement to sell the Property to Purchaser is subject to the satisfaction, as of Closing, of each of the following conditions:

(i)                                     The representations and warranties made by Purchaser in this Agreement shall be true, accurate and complete in all material respects as of the Closing Date.

(ii)                                  Purchaser performing all of the covenants and obligations required by this Agreement to be performed by Purchaser on the Closing Date.

(iii)                               City executing and delivering all documents necessary to allow Seller to assign its interest in the Lease to Purchaser and release Seller from its obligations under the Ground Lease pursuant to the terms of the Lease Release.

(iv)                              Lender executing and delivering all documents necessary to allow Purchaser to assume the Loans and to release Seller and guarantors from all obligations under all documents evidencing or securing the Loans pursuant to the terms of the Loan Release.

(v)                                 Electroglas, Inc. executing and delivering to Seller the Lease Termination Agreement.

If any of the conditions set forth in clauses (i) and (ii) above are not satisfied on or pefore Closing and Seller fails to waive such conditions, the~ Seller may, at its election, by written notice to Purchaser (A) declare Purchaser to be in default under this Agreement, in which event the parties shall have the rights, benefits, obligations and liabilities described in Paragraph 12 below, or (B) extend the time for Closing hereunder for a period of time not to exceed thirty (30) days until all of these contingencies are satisfied and/or until Seller waives such contingencies. If Seller elects to proceed pursuant to clause (B), Seller may still elect clause (A) subsequently, at any time, upon written notice to Purchaser.

If any of the conditions set forth in clauses (iii), (iv) and (v) above are not satisfied on or before Closing through no fault of Seller, then this Agreement shall terminate, in which event the Deposit shall be returned to Purchaser and this Agreement shall be null and void.

5.                                       Closing. The consummation of the purchase and sale of the Property pursuant to this Agreement (the “Closing”) shall be held on or before April 16,2007, or on an earlier date (the “Closing Date”) and time mutually agreed upon in writing by both Purchaser and Seller. Closing shall be held in escrow at the office of the Title Company.

(a)                                  Deliveries by Seller. At Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following documents (all duly and fully executed, acknowledged and notarized as appropriate):

(i)                                     Two (2) originals of an assignment of Seller’s interest in the Lease in recordable form (the “Lease Assignment’’), requiring Seller to indemnify Purchaser for all matters arising out of or under the Lease prior to the Closing.

(ii)                                  A deed in recordable form (the “Deed’’), conveying Seller’s interest in and to the Improvements to Purchaser.

(iii)                               A bill of sale without warranties conveying seller’s interest in all Personal Property. Alternatively, Seller may deliver a bill of sale from Electroglas, Inc. conveying the Personal Property to Purchaser.

(iv)                              An assignment of Seller’s right, title and interest in and to the Lease Termination Agreement.

(v)                                 All documents necessary for the assignment and assumption of Seller’s rights and obligations under all documents evidencing or securing the Loans (the parties agree that it is the obligation of Purchaser to obtain the right to assume the Loans, and Seller’s obligation relating thereto is solely to sign the assignment and assumption documents).

(vi)                              A certificate that Seller is not a “foreign person” as that term is defined in the Internal Revenue Code, Section 1445(F)(3) and the sale of the Property is not subject to any withholding requirements imposed by the Internal Revenue Code.

(vii)                           An agreement wherein Seller and its members covenant not to sell or transfer more than Fifty Thousand (50,000) shares of the Common Stock on any individual trading day (the “Common Stock Resale Restriction’“), attached hereto as Exhibit “E”.

(viii)                        Any other documents and/or affidavits reasonably requested by Title Company to consummate the transactions contemplated by this Agreement.

As soon as reasonably practicable after Closing, Seller shall cause the Title Company to deliver to Purchaser a Standard ALT A Leasehold Owner’s Policy of title insurance in the amount of the Purchase Price, containing no exceptions other than the Permitted Exceptions and the standard preprinted exceptions in such title insurance policy; provided, however, that standard (aka general) exceptions numbered 3 and 5 shown in the Title Report shall not appear in the final policy of title insurance issued to Purchaser at the Closing in the event that Purchaser pays the additional premium for extended title insurance coverage (the “Title Policy”).

(b)                                 Deliveries by Purchaser. At Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the following:

(i)                                     Two (2) originals of items 5(a)(i), (v) and (vii).

(ii)                                  Any other documents and/or affidavits reasonably requested by the Title Company to consummate the transaction contemplated by this Agreement.

6.                                       Closing Costs. Seller’s attorneys’ fees, the premium for the Title Policy, one-half (1/2) of any escrow fees or closing costs charged by the Title Company, and the fee required to record the Lease Termination Agreement shall be paid by Seller at the Closing. Purchaser shall be responsible for the payment of its own attorneys’ fees, the cost to obtain the Survey (if desired by Purchaser), the additional premium required for extended title insurance coverage or for any endorsements to the Title Policy (if desired by Purchaser), one-half (1/2) of any escrow fees or closing costs charged by the Title Company, and the fees required to record the Ground Lease Assignment, Deed and any instruments required to effect the assumption of the Loans. Additionally, Purchaser shall pay all of the costs and expenses of the lender, including the lender’s attorney fees, relating to the assumption of the Loans.

7.                                       Prorations and Credits. All real property taxes and assessment, water and sewer charges, and rent (if applicable) shall be prorated and adjusted between Seller and Purchaser as of the Closing Date.

8.                                       Notices. All notices, requests, demands or other communications hereunder (individually, a “Notice”; collectively, ‘‘Notices’’) shall be in writing and deemed given (a) when delivered personally, (b) three (3) days after the date the Notice is deposited in the U.S. mail, by registered or certified mail, return receipt requested, postage prepaid, (c) on the day the Notice is sent by facsimile, with receipt mechanically confirmed, or (d) one (1) day after the date the Notice is deposited for next day overnight delivery with a nationally recognized overnight courier service, addressed and/or sent by facsimile, as the case may be, as follows:

If to Seller: WKL Investments Airport, LLC 1800 Blankenship Road, Suite 195 West Linn, Oregon 97068 Attention: Michael Kelley Fax: (503) 656-7022	If to Purchaser: AVI BioPharma, Inc. One SW Columbia, Suite 1105 Portland, Oregon 97258 Attention: Alan P. Timmins Fax: (503) 227-0751
With a copy to: Schwabe, Williamson & Wyatt, P.C. 1211 SW Fifth Avenue, Suite 1600 Portland, Oregon 97204	With a copy to: Davis Wright Tremaine LLP 1300 SW Fifth Avenue, Suite 2300 Portland, Oregon 97201

Attention: Terry C. Hauck Fax No.: (503) 796-2900	Attention: Michael C. Phillips Fax No.: (503) 778-5299
If to the Title Company: Chicago Title Insurance Company 888 SW Fifth Avenue, Suite 1600 Portland, Oregon 97204 Attention Jennifer Lyke Fax No.: (503) 248-0324

or to any other address as the parties may from time to time designate by a Notice in writing to the other parties.

9.                                       Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that the following are true, accurate and complete as of the Effective Date and will be true, accurate and complete as of Closing:

(a)                                  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Oregon.

(b)                                 Seller, and any individual executing this Agreement on Seller’s behalf, has the power to execute, deliver and perform this Agreement and has taken all actions required to authorize the due execution and delivery of this Agreement. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Organization or Operating Agreement of Seller, or any provision of any agreement, instrument, order judgment or decree to which either Seller is a party or by which it or any of its assets are bowd. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Seller and constitute Seller’s legal, valid and binding obligations.

(c)                                  There are no actions, suits, claims or other proceedings pending or, to Seller’s actual knowledge, threatened against the Property or Seller that could affect Seller’s ability to perform its obligations under this Agreement in a timely manner or that could affect any portion of the Property or Seller’s interest in the Property.

(d)                                 The copies of the Lease and the Tenant Lease provided by Seller to Purchaser is a true and complete copy of the Lease and the Tenant Lease, and all amendments thereto, and the Lease and the Tenant Lease are in full force and effect with all rents paid currently and no current events of default thereunder.

(e)                                  Seller is the owner of the Improvements.

Seller will indemnify and hold Purchaser and its directors, officers, shareholders, employees and agents, each person who controls such Purchaser (within the meaning of the federal securities laws) and the directors, officers, shareholders, agents, or employees of such, controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlement, court costs and reasonable attorneys’ fees and costs of investigation asserted by any third party unrelated to a Purchaser Party that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants, or agreements made by Seller in this Agreement.

The representations and warranties of Seller set forth in clauses (c) and (d) above are limited to the actual knowledge of Michael L. Kelley, a member of Seller. Seller further represents and warrants to Purchaser that Michael L. Kelley is the member, officer or employee of Seller with the most knowledge concerning the subject matter of these representations and warranties. In the event of a breach of any of Seller’s representations and warranties, Purchaser may not pursue any remedies against Michael L. Kelley individually.

10.                                 Purchaser’s Representations. Warranties and Covenants. Purchaser represents, warrants and covenants to Seller, as applicable, that (Purchaser’s representations and warranties shall be true, accurate and complete as of the Effective Date and will be true, accurate and complete as of Closing):

(a)                                  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Oregon.

(b)                                 Purchaser and any individual executing this Agreement on Purchaser’s behalf, has the power to execute, deliver and perform this Agreement and has taken all actions required to authorize the due execution and delivery of this Agreement. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of Purchaser, or any provision of any agreement, instrument, order, judgment or decree to which either Purchaser is a party or by which it or any of its assets are bound. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Purchaser and constitute Purchaser’s legal, valid and binding obligations.

(c)                                  The Common Stock issued in Paragraph l(i) above is duly authorized and reserved for issuance and, upon issuance in accordance with the terms of this Agreement, the Common Stock will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and the holder of such Common Stock shall be entitled to all rights and preferences then accorded to a holder of common stock. At Closing, the Common Stock will be freely tradeable and listed on the NASDAQ Global Market, subject only to the Stock Transfer Restriction Agreement.

(d)                                 Since January 1,2005, all reports, schedules, forms, statements and other documents filed by Purchaser with the SEC under either the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and. financial statement and schedules thereto and documents incorporated by reference therein) do not include any untrue statements of material fact, nor do they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

(e)                                  As long as Seller owns shares of the Common Stock, Purchaser covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Purchaser after the date hereof pursuant to the securities laws and the applicable NASDAQ rules to insure that the shares of the Common Stock remain freely tradable and listed on the NASDAQ Global Market

(f)                                    If Seller becomes involved in any capacity in any proceeding by or against any person who is a shareholder of Purchaser (except as a result of sales, pledges, margin sales and similar transitions by Seller to or with any other shareholder), solely as a result of Seller’s acquisition of the Common Stock under this Agreement, Purchaser will reimburse Seller for its reasonable legal and other expense (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. The reimbursement obligation of Purchaser under this paragraph shall be in addition to any liability which Purchaser may otherwise have, shall extend upon the same terms and conditions to any affiliates of Seller who are actually named in such action, proceeding or investigation, and directors, officers, shareholders, agents, employees and controlling persons (if any), as the case may be, of Seller and any such affiliate, and shall be binding upon and inure upon to the benefit of any successors, assigns, heirs and personal representatives of.the Purchaser, Seller and any such affiliate and any such person. Purchaser also agrees that neither Seller nor any of its affiliates, directors, agents, employees and control1ing persons shall have any liability to Purchaser or any person asserting claims on behalf of or in right of Purchaser solely as a result of acquiring the Common Stock under this Agreement, except if such claim arises from a breach of Seller’s representations, warranties or covenants under this Agreement or any violations by the Seller of state of federal securities laws or any conduct by such Seller which constitutes fraud, gross. negligence, willful misconduct or malfeasance.

Purchaser will indemnify and hold Seller and its directors, officers, shareholders, employees and agents, each person who controls such Seller (within the meaning of the federal securities laws) and the directors, officers, shareholders, agents, or employees of such control1ing persons (each, a “Seller Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlement, court costs and reasonable attorneys’ fees and costs of investigation that any such Seller Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants, or agreements made by Purchaser in this Agreement or (b) any action instituted against a Seller Party, or any of them or their respective affiliates, by any shareholder of Purchaser who is not an affiliate of Seller, with respect to any of the transactions contemplated by this Agreement (unless such action is based primarily from a breach of Seller’s representations, warranties or covenants under this Agreement or any violations by the Seller of state of federal securities laws or any conduct by such Seller which constitutes fraud, gross negligence, willful misconduct or malfeasance).

11.                                 Casualty or Condemnation. If prior to Closing any part of the Property is damaged by fire or other casualty, or condemned by any legally constituted authority for any public use or purpose, then not later than ten (l0) days after the date upon which Purchaser receives notice from Seller of the casualty or condemnation, Purchaser shall give to Seller written notice that Purchaser has elected to (a) terminate this Agreement, in which event this Agreement shall be null and void and the Deposit shall be returned to Purchaser, or (b) take an assignment from

Seller at the Closing of the right to receive any insurance proceeds or condemnation awards in respect to the Property and the terms of this Agreement shall remain in full force and effect and binding on the parties hereto. If Purchaser does not give this notice to Seller within said ten (10) day period, then Purchaser shall be deemed to have elected to proceed pursuant to clause (b), above. If the Property is damaged or condemned and this Agreement is not terminated pursuant to the foregoing terms, then the “Property” shall thereafter mean the Property less and except any portion thereof damaged by casualty or taken by condemnation.

12.                                 Default.

(a)                                  In the event of a default by Seller hereunder, Purchaser shall be entitled to either terminate this Agreement, in which event the Title Company shall promptly deliver the Deposit to Purchaser and this Agreement shall be null and void; or seek any and all remedies available at law or in equity including, but not limited to, specific performance of this Agreement; provided, however, that Purchaser shall not have the right to obtain any recovery for consequential, special or punitive damages.

(b)                                 In the event of a default by Purchaser hereunder following the satisfaction or waiver of all contingencies and conditions herein, Seller shall be entitled to retain the Deposit as liquidated damages as its sole and exclusive remedy against Purchaser, in which event this Agreement shall be null and void and the Title Company shall promptly deliver the Deposit to Seller. Seller and Purchaser agree that actual damages resulting to Seller from Purchaser’s breach of this Agreement would be difficult or impossible to measure because of the uncertainties of the real estate market and fluctuations of property values and differences with respect thereto, and that the Deposit is a reasonable estimate of those damages. Notwithstanding the foregoing, the limitation of remedies set forth above shall not be applicable in the event that the representations and warranties set forth in Section IO(e) and/or (d) are false, in any material respect, or Purchaser violates Section IO(e) and/or (t), and, in such event, Seller shall have any and all remedies available to it.

13.                                 Miscellaneous.

(a)                                  Seller will not further sell, encumber, convey, or assign, or contract to sell, encumber, convey, assign, pledge, or lease all or any part of the Property or restrict the use of all or any part of the Property or take or cause to be taken any action in conflict with this Agreement at any time between the Effective Date and (i) Closing or (ii) the earlier termination of this Agreement pursuant to its terms.

(b)                                 This Agreement may not be assigned by Purchaser without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing to the contrary, Purchaser may assign this Agreement without the prior consent of Seller to any entity owned or controlled by Purchaser.

(c)                                  Neither this Agreement nor any provision hereof may be changed, amended, modified, waived or discharged orally or by any course of dealing, but only by an instrument in writing signed by the party against which enforcement of the change, amendment, modification, waiver or discharge is sought.

(d)                                 Each party represents and warrants to the other that no real estate broker or agent has been instrumental in procuring this Agreement Each party shall indemnify and save the other party wholly harmless from and against any loss, cost, or other expense, including reasonable attorneys’ fees, which may be incurred by such other party by reason of any breach of the foregoing warranties.

(e)                                  Time is of the essence of this Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Oregon.

(f)                                    In the event that any party to this Agreement institutes a suit, action, arbitration, or other legal proceeding of any nature whatsoever, relating to this Agreement or to the rights or obligations of the parties with respect thereto, the prevailing party shall be entitled to recover from the losing party its reasonable attorney, paralegal, accountant, expert witness (whether or not called to testify at trial or other proceeding) and other professional fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, including but not limited to deposition transcript and court reporter costs, as determined by the judge or arbitrator at trial or other proceeding, and including such fees, costs and expenses incurred in any appellate or review proceeding, or in collecting any judgment or award, or in enforcing any decree rendered with respect thereto, in addition to all other amounts provided for by law. This cost and attorneys fee provision shall apply with respect to any litigation or other proceedings in bankruptcy court, including litigation or proceedings related to issues unique to bankruptcy law.

(g)                                 This Agreement may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement. A facsimile signature on this Agreement shall be deemed to be an original signature.

(h)                                 The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof: and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(i)                                     This Agreement (and the Exhibits attached hereto which are by reference incorporated herein and made a part hereof) constitutes the sole and entire agreement of the parties and is binding upon Seller and Purchaser, their heirs, successors, legal representatives and assigns.

(j)                                     Any period of time described in this Agreement by reference to a number of days includes Saturdays, Sundays, and any state or national holidays. If the date or last date to perform any act or to give any Notice is a Saturday, Sunday, or state or national holiday, that act or Notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday, or state or national holiday.

(k)                                  If this Agreement is not signed simultaneously by Seller and Purchaser it shall be considered to be an offer made by the party first executing it to the other party. In this event that offer shall expire at midnight on the fifth (5th) day following signature by the offering party, unless by that time one copy signed by the party to whom the offer has been made shall have been placed in the mail or personally delivered to the party making the offer. “Effective Date” means the date upon which this Agreement is accepted by the party to whom the offer is made.

(l)                                     The Title Company agrees to hold and to disburse the Deposit in accordance with the terms of this Agreement. In performing its duties as escrow agent, the Title Company shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or breach of trust, and it shall accordingly not incur any such liability with respect (i) to any action taken or omitted in good faith upon advice of its counsel, or (ii) to any action taken or omitted in reliance upon any instrument, including written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Title Company shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement. Seller and Purchaser (one-half each) will reimburse and indemnify Title Company for and hold it harmless against any loss, liability, or expense including, but not limited to, reasonable attorneys’ fees, arising out of or in connection with its acceptance of or performance of its duties and obligations under this Agreement and the reasonable costs and expenses of defending any claim or liability arising out of or relating to, this Agreement. The Title Company shall not be liable for any loss or impairment of the Deposit while same is deposited in the escrow account.

14.                                 Seller’s Exchange. Seller reserves the right to locate or cause to be located property of a like-kind suitable to Seller for the purpose of effectuating one or more exchange transactions solely by the transfer of this Agreement (but not title to the Property) by Seller to a “qualified intermediary” selected by Seller (the “Accommodator’’) in connection with a tax-deferred exchange as contemplated by Section 1031 of the Internal Revenue Code of 1986, as amended. Purchaser agrees to execute an assignment of this Agreement to the Accommodator but no deeds. Purchaser agrees to cooperate, at no cost or expense to Purchaser, with Seller in connection with such tax-deferred exchange, including the execution of such documents as may’ be reasonably necessary to effectuate the same; provided that (a) the Closing Date shall not be delayed as the result of such exchange; (b) all additional costs in connection with such exchange shall be borne by Seller; (c) such exchange is effectuated through an Accommodator; (d) Seller conveys title to the property directly to Purchaser (or its permitted assignee) by direct deeding;  (e) Seller shall indemnity Purchaser and hold Purchaser harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, reasonable attorney fees relating to Purchaser’s participation in such exchange; and (f) Seller agrees, in writing, to remain bound by all of its warranties, representations and obligations under this Agreement. This Agreement and Seller’s obligations hereunder are not subject to or conditioned upon Seller’s ability to consummate an exchange. Purchaser’s responsibility for reviewing exchange documents shall be limited to determining whether the terms and conditions of such exchange documents are such that they are in compliance with the foregoing provisions. Seller shall be responsible for making all determinations as to the legal sufficiency or other consideration, including but not limited to tax considerations, relating to such exchange documents. Purchaser, in so cooperating in any exchange transaction arranged by . Seller, shall in no event be responsible for, or in any way warrant, the tax consequences of the exchange transaction.

15.                                 Disclosure. THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930 IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 197.352. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES, THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 197.352.

IN WITNESS WHEREOF, Seller and Purchaser have each caused this Agreement to be executed as of the Effective Date.

[SIGNATURES ARE ON FOLLOWING PAGE]

SELLER: WKL Investments Airport, LLC, an Oregon limited liability company		BUYER: AVI BioPharma, Inc. an Oregon corporation

By:		By:
Name:	Mike Kelley	Name: Alan P. Timmins
Title:		Title: President and COO

FEIN:	260053163	FEIN:	93-0797222

Dated: March 1, 2007		Dated: March 1, 2007

TITLE COMPANY ACKNOWLEDGMENT:

The Title Company acknowledges and agrees to abide by the relevant terms of this Agreement, including, without limitation, the terms of Paragraph 13(l) of the Agreement.  The execution or non-execution of this acknowledgment by the Title Company shall have no effect on the validity or effectiveness of the Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:
Name:	Jennifer Lyke
Title:	Certified Escrow Officer

March 2, 2007

DESCRIPTION OF THE LEASE

Lease Agreement dated August 22, 1996 between the City of Corvallis, Oregon, as Landlord, and Riverside Investments & Development Co., and First Amendment to Lease Agreement dated March 26, 2002

LEGAL DESCRIPTION

Beginning at a point on the North right of way of SW Airport Ave., a 60’ right of way, said point being North 50°East 1879.06 feet from the Southeast corner of the Alfred Rhinehart Donation Land Claim No. 73, in Township 12 South, Range 5 West, Willamette Meridian, Benton County, Oregon; thence North 00°05’00” East, 320.00 feet; thence West 270.00 feet; thence North 00°05’36” East, 631.00 feet; thence North 89°59’00” East, 270.53 feet; thence South 00°05’00” West, 354.50 feet; thence North 89°59’00” East, 431.73 feet to a point on the West right of way of SW Plumley Street, a 70 foot right of way; thence along said West right of way South 00°05’00” West, 7.16 feet; thence South 05°19’30” West, 290.92 feet; thence South, 299.80 feet to the North right of way of said SW Airport Ave; thence West, 406.12 feet to the point of beginning.

PERSONAL PROPERTY

Any and all personal property owned by Seller or Electroglas and locate din or on the Improvements, with he exception of any documents and records and any personal property that is proprietary to Electroglas.  Such personal property shall include, but is not limited to, the following:

1.                                       Clean room

2.                                       Rooftop mounted McQuay air filtration system.

FIRST AMENDMENT TO REAL PROPERTY PURCHASE AGREEMENT

THIS FIRST AMENDMENT is made and entered into this 15th day of March, 2007, by and between WKL Investments Airport, LLC, an Oregon limited liability company (“Seller”) and AVI BioPharma, Inc., an Oregon corporation (“Purchaser”).

RECITALS:

A. By Real Property Purchase Agreement dated March 1,2007 (the “Purchase Agreement”), Seller agreed to sell and Purchaser agreed to buy the Property, as defined and described in the Purchase Agreement.

B. Certain of the contingencies of Seller and Buyer were required to be satisfied by March 15, 2007, but they will not be satisfied by such date. The parties desire to extend the date, as set forth herein, for the satisfaction of certain of the contingencies in favor of Seller and Purchaser as set forth in the Purchase Agreement.

NOW, THEREFORE, it is agreed as follows:

1.                                       Defined Terms.

All defined terms used herein shall have the meanings set forth in the Purchase Agreement.

2.                                       Waiver/Satisfaction of Purchaser’s Conditions Precedent.

Purchaser’s conditions precedent set forth in Section 3(b) and 3(c) of the Purchase Agreement are hereby satisfied and waived.

3.                                       Extension of Time With Respect to Purchaser’s Conditions Precedent.

3.1                                 The time period within which to obtain the Consent and the Estoppel Certificate referenced in Section 3(d) of the Purchase Agreement is hereby extended through 5 p.m. Pacific Time, on March 20, 2007.

3.2                                 The time period within which to satisfy the condition set forth in Section 3( e) of the Purchase Agreement is hereby extended until 5 p.m. Pacific Time, on March 30, 2007.

4.                                       Satisfaction and Waiver of Seller’s Conditions Precedent.

Seller’s condition precedent set forth in Section 4(a)(iii) of the Purchase Agreement is satisfied and waived.

5.                                       Extension of Time With Respect to Seller’s Conditions Precedent.

5.1                                 The period of time for Seller to satisfy the conditions precedent set forth in Section 4(a)(i) of the Purchase Agreement is hereby extended through 5 p.m. Pacific Time, on March 20, 2007.

5.2                                 The time period to satisfy the contingency set forth in Section 4(a)(ii) of the Purchase Agreement is hereby extended until 5 p.m. Pacific Time, on March 30, 2007.

6.                                       Additional Deposit.

The obligation of Purchaser to deliver the additional earnest money deposit as set forth in Section I (b) of the Purchase Agreement shall be delayed until Purchaser has satisfied or waived all of the conditions precedent extended in Section 3 above.

7.                                       Counter Parts.

This Agreement may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

8.                                       Facsimile and PDF Signatures.

In order to expedite the transaction contemplated herein, telecopied and PDF signatures may be used in place of original signatures on this Agreement or any document delivered pursuant hereto. The parties intend to be bound by the signatures on the telecopied document or such PDF copies, and are aware that the other parties will rely on the telecopied or PDF signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on such telecopied or PDF signature.

9.                                       Status of Agreement.

The Purchase Agreement, as amended hereby, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

SELLER:	PURCHASER:

WKL Investments Airport, LLC, an Oregon limited liability company	AVI BioPharma, Inc., an Oregon corporation

By:	By:
Michael L. Kelley	Alan P. Timmins
Its: Authorized Representative	Its: President and COO

SECOND AMENDMENT TO REAL PROPERTY PURCHASE AGREEMENT

THIS SECOND AMENDMENT (“Second Amendment”) is made and entered into this 19th day of April, 2007, by and between WKL Investments Airport, L.L.C., an Oregon limitedliabi1ity company (“Seller”) and A VI BioPharma, Inc., an Oregon corporation (“Purchaser”).

RECITALS:

A.                                   By Real Property Purchase Agreement dated March 1,2007, and amended by First Amendment to Real Estate Purchase Agreement (collectively the “Purchase Agreement”), Seller agreed to sell and Purchaser agreed to buy the Property, as defined and described in the Purchase Agreement.

B.                                     Certain of the contingencies of Seller and Buyer which were required to be satisfied no later than April 3, 2007, have not been satisfied by such date. .The parties desire to extend the date, as set forth herein, for the satisfaction of certain of the contingencies in favor of Seller arid Purchaser, as set forth in the Purchase Agreement.

NOW, THEREFORE, it is agreed as follows:

1.                                       Defined Terms.

All defined terms used herein shall have the meanings set forth in the Purchase Agreement, except as set forth herein.

2.                                       Confirmation of Waiver/Satisfaction of Purchaser’s Conditions Precedent.

Purchaser confirms and agrees that Purchaser’s conditions precedent set forth in Section 3(a), 3(b), 3(c) and 3(d) of the Purchase Agreement are satisfied and/or waived.

3.                                       Confirmation of Waiver/Satisfaction of Seller’s Conditions Precedent.

Seller confirms and agrees that Seller’s conditions precedent set forth in Sections 4(a)(i) and (iii) are satisfied and/or waived.

4.                                       The Loans.

Lender has refused to allow Purchaser to assume the Loans and to release Seller and all guarantors (“Guarantors”) from all future liability with respect to the Loans. The Lender is requiring an assignment of the Loans and Loan Documents (without an assumption) from Seller to Purchaser, without allowing Purchaser to assume the Loans as a condition of Lender consenting to the assignment of the lessee’s interest in the Lease. In 1ieu of Seller obtaining a Loan Release, and Purchaser obtaining the Loan Commitment, Seller and Purchaser agree to the following:

4.1                                 Seller and Guarantors shall remain liable for the performance of the terms and conditions contained in the documents and agreements relating to and evidencing the Loans

(the “Loan Documents”). The Lender has refused to give any notice of default to Purchaser of a default under the Loan Documents (a “Loan Default”). In the event that Seller receives a notice of a Loan Default, Seller shall immediately send a copy of such notice to Purchaser.

4.2                                 Lender shall consent to the assignment of the Ground Lease to Purchaser and acknowledge that such assignment will not violate the terms of the Loan Documents (the “Consent”), all on terms and conditions acceptable to Seller and Purchaser. Purchaser shall be responsible for all costs and expenses charged by the Lender relating to the Consent, including, without limitation, title insurance policy fees and attorney fees and out-of-pocket costs charged by the Lender.

4.3                                 The satisfaction of the matters set forth in Sections 4.1 and 4.2 (collectively the “Remaining Contingencies”) are, and shall be, conditions precedent to the obligation of both Seller and Purchaser to consummate the transaction that is the subject of the Purchase Agreement. Upon the satisfaction of the Remaining Contingencies, the Purchaser’s condition precedent set forth in Section 3(e) of the Purchase Agreement and the Seller’s condition precedent set forth in. Section 4(a)(ii) of the Purchase Agreement shall be deemed satisfied.  Seller and Purchaser shall use their commercially reasonable efforts to satisfy the Remaining Contingencies as soon as reasonably possible. The .Remaining Contingencies shall be satisfied, if at all, on or before April 19, 2007. If the Remaining Contingencies are not satisfied by April 19, 2007, this Agreement shall automatically terminate, the Deposit shall be returned to Purchaser and neither party shall have any further obligation to the other, except as expressly provided otherwise in the Purchase Agreement.

5.                                       Performance of Obligation Relating: to the Loan.

5.1                                 Payments. Inasmuch as Lender has refused to accept monthly payments of principal and interest on the Loan directly from Purchaser, Purchaser shall pay to Seller, monthly, the monthly payments of principal and interest due under the Loan Documents, on or before three (3) Business Days (calendar days, exclusive of Saturdays, Sundays and State of Oregon and federal holidays) prior to the date that principal and interest is due under the Loan Documents. Upon receipt of such payments, Seller shall make the principal and interest payments then due under the Loan Documents.

5.2                                 Seller’s Obligations. In addition to the principal and interest payments referenced in Section 5.1, Seller agrees that it will provide (and cause the Guarantors to provide) any and all financial statements and reports required to be provided by Seller and the Guarantors pursuant to the Loan Documents, together with any other information required by Lender, in a timely manner, and Seller covenants and agrees to maintain Seller’s entity status and financial covenants as set forth in the Loan Documents. Seller’s obligations referenced in this Section 5.2 and its conditional obligations to make the monthly payments of principal and interest as set forth in Section 5.1 are referred to herein collectively as the “Retained Obligations.”

5.3                                 Purchaser’s Obligations. Except as set forth herein, Purchaser shall, on behalf of Seller, perform all of the other provisions required to be performed by Seller under the provisions of the Loan Documents, including, without limitation, the payment of real property taxes and providing insurance coverages.

6.                                       Performance of Lease Obligations.

As part of the sale of the Property by Seller to Purchaser, Seller is assigning to Purchaser the lessee’s interest in the Lease. Purchaser has agreed to perform all of the terms and provisions of the Lease incumbent upon the lessee thereunder to perform from and after the Closing Date.  If Purchaser shall fail to perform the obligations of the lessee under the Lease, Seller shall have the right, but not the obligation, to perform the obligations of the lessee under the Lease for and on behalf of Purchaser.  In such event, Purchaser shall immediately repay, upon demand by Seller, all amounts paid by Seller with respect to the performance by Seller of the lessee’s obligations under the Lease.

7.                                       Additional Deposit.

The obligation of Purchaser to deliver the additional earnest money deposit as set forth in Section 1(b) of the Purchase Agreement is hereby deleted.

8.                                       Extension of the Closing Date.

The Closing Date shall occur as soon as possible, but not later than April 20, 2007.

9.                                       Indemnity by Purchaser.

In consideration of Seller and Guarantors remaining liable on the Loans as set forth in Section 4.1 of this Second Amendment, Purchaser hereby agrees to defend, indemnify and hold harmless Seller and Guarantors from and against any and all losses, claims, damages and expenses, including attorney fees incurred by Seller and/or Guarantors asserted by Lender arising out of or related to the Loans from and after the Date of Closing, except for any and all losses, claims, damages and expenses relating to the failure of Seller and Guarantors to perform the Retained Obligations. It is agreed by Seller and Purchaser that between them Purchaser shall be primarily responsible for the performance of all of the provisions of the Loan Documents, except for the Retained Obligations, and that Seller is being required to remain liable for the performance of the provisions of the Loan Documents as a requirement of the Lender.

10.                                 Security for Indemnity.

As security for the indemnity obligations of Purchaser set forth in Section 9 of this Second Amendment, and the performance of the obligations of Purchaser as set forth in Sections 5 and 6 of this Second Amendment, Purchaser shall:

10.1                           Control Account. Deposit with Seller the sum of$125,000.00 (the “Security Deposit”) to be placed in an interest-bearing account (with the type of account selected by Purchaser with Seller’s reasonable consent) (the “Account”) with Pacific West Bank (“Pacific West”). Purchaser hereby pledges to Seller the Account (and all interest earned on the Account) as security to Seller for the performance of Purchaser’s indemnity obligations set forth in Section 9 as security for the performance by Purchaser of the terms and provisions of the Loan Documents as set forth in Sections 5.1and 5.3and the performance by Purchaser of the lessee’s obligations under the Lease as set forth in Section 6 of this Second Amendment. All interest earned on the Account shall be added to the Account and become part of the Account. Purchaser shall be responsible for the payment of all federal and state income taxes relating to the Account. The interest earned on the Account shall be reported to Purchaser’s identification number.

At Closing, Purchaser shall execute and deliver to Seller, and Seller shall have the right to file, any and all documents reasonably requested by Seller to perfect Seller’s security interest in the Account. Without limiting the generality of the foregoing, Purchaser and Pacific West shall execute an Account Control Agreement in favor of Seller, in the form set forth in Exhibit A attached hereto.

10.2                           Additional Security. Purchaser shall collaterally assign and grant to Seller as additional security for the performance of its obligations to perform the terms and provisions of the Loan Documents as set forth in Sections 5.1 and 5.3 and as additional security for the indemnity obligations set forth in Section 9 of this Second Amendment, and as additional security for the performance of the obligations set forth in Section 6 of this Second Amendment,. a-security interest in the lessee’s interest in the Lease, such assignment to be approved by the Lender, said approval to such collateral assignment being a condition precedent to Seller’s obligation to consummate the transaction which is the subject of the Purchase Agreement.  Seller acknowledges that such collateral assignment is subject to Lender’s prior security interest in the Lessee’s Interest in the. Ground Lease.  At Closing, Purchaser shall execute and deliver to Seller, and Seller shall have the right to file, any and all documents reasonably requested by Seller, to perfect Seller’s security interest in and to the lessee’s interest in and to the Lease. Seller acknowledges and agrees that it shall not have the right to take possession of the premises which is the subject of the Ground Lease unless there exists an uncured default under the Loan Documents attributable to Purchaser or an uncured default under the Lease or Purchaser defaults in the performance of its indemnity obligation set forth herein. At Closing, Purchaser, at its cost and expense, shall cause the Title Company to issue to Seller a standard Lender’s title insurance policy in the unpaid principal balance of the Loans insuring the lessee’s interest in the Lease vested in Purchaser.

11.                                 Modification to Section 3 and Section 4 of the Purchase Agreement.

11.1                           Sections 3(f) and 4(b). For purposes of Section 3(f) of the Purchase Agreement and Section 4(b) of the Purchase Agreement, reference therein to the “Loan Commitment” and to “Loan Release” shall mean and refer to the Remaining Contingencies and the execution and delivery of the documents relating thereto.

11.2                           Section 4(b).  Section 4(b) of the Purchase Agreement is amended by adding thereto as a condition of Seller’s obligation to consummate the transaction which is the subject of the Purchase Agreement that Purchaser execute and deliver to Seller, and to allow Seller to file, any and all documents reasonably requested by Seller to perfect its security interest in the Account and the lessee’s interest in the Lease. The failure of Purchaser to execute and deliver to Seller any such documents, or to allow Seller to file any such documents, shall constitute a default under the provisions of the Purchase Agreement by Purchaser.

12.                                 Amendment to Section 6 of the Purchase Agreement.

Purchaser shall be responsible for all costs and expenses associated with perfecting the security interest granted to Seller in this Second Amendment. Additionally, Purchaser shall pay for the title premium costs associated with Seller obtaining a lender’s title insurance policy insuring Seller’s security interest in the lessee’s interest in the Lease.

13.                                 Determination of Number of Shares.

The Purchase Agreement required the Closing to occur on or before April 16, 2007 and contemplated that Seller and Guarantors would be released at the Closing from their respective obligations under the Loan Documents. As partial consideration for Seller agreeing to extend the Date of Closing and for Seller and Guarantors agreeing to remain obligated to Lender under the . Loan Documents, Purchaser has agreed to base the period on which the average daily closing share price of the Common Stock is determined pursuant to the terms of Section. l( c)(i} of the Purchase Agreement on the originally agreed to outside Closing Date of April 16, 2007.  Accordingly, Seller and Purchaser agree that Purchaser will deliver 270,758 shares of Common Stock at the. Closing.

14.                                 Counterparts.

This Agreement may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

15.                                 Facsimile and PDF Signatures.

In order to expedite the transaction contemplated herein, telecopied and PDF signatures may be used in place of original signatures on this Agreement or any document delivered pursuant hereto. The parties intend to be bound by the signatures on the telecopied document or such PDF copies, and are aware that the other parties will rely on the telecopied or PDF signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on such telecopied or POF signature.

16.                                 Status of Agreement.

The Purchase Agreement, as amended hereby, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

[SIGNATURES ARE ON FOLLOWING PAGE]

SELLER: WKL Investments Airport, LLC an Oregon limited liability company	PURCHASER: AVI BioPharma, Inc. an Oregon corporation
By:	By:
Michael L. Kelley Its: Authorized Representative	Alan P. Timmins Its: President and COO

Exhibits:

A - Account Control Agreement